Exhibit 99.2
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Re:	News Releases - Monday, December 01, 2008
Kodiak Energy, Inc Announces New Joint Venture Agreement with
CREEnergy Oil and Gas Inc. and a Joint Press Conference
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CALGARY, ALBERTA -- (MARKET WIRE) -- 01/12/08 -- Kodiak Energy, Inc.
(TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation is pleased to announce a new joint venture agreement (the "Agreement") between CREEnergy Oil and Gas Inc.(CREEnergy) and Kodiak Energy, Inc.  CREEnergy is owned and licensed by the Communities of Peerless/Trout Lake and Bison Lake First Nations.

The Agreement is based on a foundation of respect for Alberta Cree Nation, and the Settlement Communities of Peerless/Trout Lake First nation and Bison Lake First Nation their Heritage, their Lands and the Environment and provides an opportunity for Kodiak Energy, Inc. to develop oil and gas reserves to the benefit of both CREEnergy, and Kodiak.

The Agreement provides for an "exclusivity contract" with CREEnergy for oil and gas properties within the Peerless/Trout Lake First Nation and the Bison Lake First Nation land claims of approximately 15 townships or 540 sections. Initial leases in the first stage of the Agreement will be for mineral rights on 72 sections for 10 years. As the project moves forward, additional leases will be identified and added to the joint venture

A flat rate royalty structure has been negotiated between Kodiak and CREEnergy which will allow for and  encourage investment and development that will provided steady growth revenue of streams for CREEnergy and Kodiak on terms beneficial to both with minimum calculations, formulas and administration and compares favourably to recent changes to the Alberta Government Royalty structure.

Bill Tighe -- President and CEO of Kodiak Energy Inc -- "Kodiak and CREEnergy have been working on this agreement since May and Kodiak is very pleased with the outcome and looks forward to working with CREEnergy, Alberta  Cree Nation and the Settlement Communities of Peerless/Trout Lake First Nation and Bison Lake First Nation now and for the long term.

This joint venture agreement is planned to be the stepping stone to a larger and potentially a major scale oil and gas development project on lands that have conventional oil and gas and heavy oil reserves. These mineral rights are not wildcat exploration as there is regional oil and gas development and infrastructure supporting this project.  Many of the largest oil companies in Canada have regional developments adjacent to these lands.

Our near term goal will be  identifying targets that can quickly be brought on production in 2009 by using step out drilling opportunities and thus provide cash flow for both CREEnergy and Kodiak. Longer term development plans will be put in place to best develop the opportunities established in this relationship."

Additional details will be provided at the joint press conference called for Tuesday Dec 2, 2008 at the Kodiak offices at 3:30 pm. and available at that time on the corporate web site, on SEDAR and EDGAR.

About Kodiak
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, south-eastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, in north-eastern British Columbia Canada and in north-eastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." The Corporation's business is subject to various other risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contact:
Kodiak Energy, Inc.
William Tighe, President and Chief Executive Officer
Phone: +1 (403) 262-8044
Email: info@kodiakpetroleum.com
Website: www.kodiakpetroleum.com